Exhibit 10.1

TERMINATION AGREEMENT

Transfer of Assets and Stock
Powin Corporation

This Agreement is entered into August 2, 2016 by and between Powin Corporation, a Nevada corporation (“Powin”) and Joseph Lu, an individual residing in Tualatin, Oregon (“Lu”).

WHEREAS, Powin and Lu entered into a Transfer Agreement dated July 22, 2016 (“Transfer Agreement”) pursuant to which Powin transferred to Lu all of the stock Powin holds in Q Pacific Corporation, Q Pacific Manufacturing Corporation and in Powin Industries S.A. de C.V. in return for the cancellation of the outstanding August 2015 Preferred Stock of Powin ; and

WHEREAS, Powin and Lu have decided, upon further deliberation, that the transfers described in the Transfer Agreement would not be in the best interests of Powin and Lu.

NOW, THEREFORE, it is hereby agreed as follows:

The Transfer Agreement is hereby terminated, cancelled and rescinded effective as of August 2, 2016 and is null and void and of no further force and effect. Powin and Lu shall have no further obligations or liabilities one to the other under the Transfer Agreement and Powin and Lu are each hereby returned to the status quo ante as if the Transfer Agreement were never executed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

POWIN CORPORATION
By: /s/ Joseph Lu Joseph Lu, CEO	/s/ Joseph Lu Joseph Lu

ATTESTED TO:
/s/ Nicholas Goyak
Nicholas Goyak, Secretary